Exhibit 4.1

                     CONSULTING SERVICES PLAN OF AGREEMENT

This  Agreement  ("Agreement")  is  entered into November 4, 2002, by and
between   BENCHMARK   TECHNOLOGY   CORPORATION,   a    Nevada    corporation
("Corporation"),   and   BROCK HOWARD ("Consultant").

In consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree:

1. Section Services. Consultant is rendering services for the initial product sales development area and the dealer network organizational requirements necessary for the Corporation's planned growth into the new marketplace. This person will provide bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which have not either directly or indirectly promoted or maintained a market for the Company's securities.

2. Section  Compensation.   For such services, the Corporation shall compensate
Consultant as follows: Payment of 500,000 shares of common stock to Brock Howard registered on Registration Statement on Form S-8 or other appropriate form of registration under the Securities Act of 1933, as amended.

3. Section Valuation of Securities. The value of the services exchanged for the issue of the 500,000 shares of securities issued is $20,000. This is based on the value of the securities issued. The issuer corporation has determined the value of these securities to be $0.04 per share based upon the fair value of the company's common stock as quoted on the NASD OTC Electronic Bulletin Board.

4. Section Relationship of the Parties. The parties intend that the relationship between them created under this Agreement is that of independent
contractor and not as an employee.   The Consultant is personally responsible
for all taxes due to taxing authorities for any and all income recognized by this transaction.

5. Section Incorporation by Reference. This consulting agreement incorporates the terms and conditions of prior legal engagement letters setting forth the responsibilities of the parties.

BENCHMARK TECHNOLOGY CORPORATION

By:  John Dean Harper
---------------------
Title:  President

Brock Howard


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